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                          WFC HOLDINGS CORPORATION

                         DIRECTORS' RETIREMENT PLAN

               (Amended and Restated as of November 2, l998)



                          I.  PURPOSE OF THE PLAN

     The purpose of this Plan is to assume the obligations of the former Wells Fargo & Company ("Old Wells Fargo"), the predecessor of WFC Holdings Corporation, under its Directors' Retirement Plan to former non-employee Directors of Old Wells Fargo for the purpose of recognizing the value of their past service to Old Wells Fargo and compensating them for their availability as a resource to the current Wells Fargo & Company, formerly Norwest Corporation ("New Wells Fargo").

                            II.  EFFECTIVE DATE

     The Plan is effective January 1, 1988, and is amended and restated as of November 2, l998.

                     III.  ADMINISTRATION OF THE PLAN

     The Plan will be administered by the Board of Directors (the "Board") of WFC Holdings Corporation (the "Corporation") or its delegate, which will have sole authority to interpret and construe the provisions of the Plan and to adopt rules and regulations for administering the Plan. Decisions of the Board or its delegate will be final and binding on all parties who have an interest in the Plan.

                               IV.  ELIGIBILITY

     Any person who was a member of Old Wells Fargo's Board of Directors on or after the effective date of the Plan but before April 16, l996, and who during that time was not a full-time employee of Old Wells Fargo or one of its subsidiaries ("Outside Director") will be eligible to participate in the Plan.

                           V.  RETIREMENT BENEFITS

     A Director who is a participant in the Plan will be entitled to a retirement benefit payable at an annual rate equal to the annual cash retainer in effect for non-employee Directors

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of Old Wells Fargo or New Wells Fargo, as the case may be, at the time of his or her retirement (in either case not including any additional retainer paid for being a member or chairman of a committee of the Board of Directors).
For Outside Directors who joined the Board of Directors of New Wells Fargo on November 2, 1998 ("Continuing Directors"), the retirement benefit will be payable for the lesser of ten years or the period of actual service as an Outside Director, including service as a non-employee director of First Interstate Bancorp, through November 2, l998, rounded up to the nearest month. For all other Outside Directors, the retirement benefit will be payable for the lesser of ten years or the number of full years of actual service, including service as a non-employee director of First Interstate Bancorp. Payment will commence on any date following retirement elected by the participant, but not earlier than the date the participant attains age
65. If a participant is an Outside Director on January 1, 1988, the election must be filed by March 31, 1988. If a participant first becomes an Outside Director after January l, 1988, the election must be filed within 90 days of the date he or she becomes an Outside Director. If no election is filed, payment will commence on the later of the date the participant retires or the date the participant attains age 65.

                            VI.  SURVIVOR BENEFITS

     In the event of the death of a participant prior to retirement, the participant's designated beneficiary will receive an annual benefit equal in amount and duration to the annual benefit to which the participant would have been entitled hereunder if the participant had retired on the date of his or her death. Payment of the survivor benefit will commence the month following the Director's death. However, a Director may elect for benefits to commence on any date following his or her death. If a participant is an Outside Director on January 1, 1988, any such election must be filed by March 31, 1988. If a participant first becomes an Outside Director after January 1, 1988, the election must be filed within 90 days of the date he or she becomes an Outside Director.

                       VII.  ONE-TIME CONVERSION OPTION

     In lieu of all benefits otherwise payable under the Plan, any Continuing Director may elect to receive an amount ("Retirement Conversion Amount") under the New Wells Fargo 1999 Deferral Plan for Directors equal to the sum of all benefits the Plan participant would have been otherwise entitled to receive

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under the Plan for service as an Outside Director of Old Wells Fargo through
November 2, 1998. Any such election must be made in writing on a form provided by New Wells Fargo for that purpose and shall be irrevocable. Any such election will not be effective unless it is received by the Corporate Secretary of New Wells Fargo on or before June 30, 1999, and prior to termination of the participant's service as a non-employee Director of New Wells Fargo. Retirement Conversion Amounts under the New Wells Fargo l999 Deferral Plan for Directors in fulfillment of a participant's election hereunder shall be effective as of July 1, l999. Retirement Conversion Amounts will be credited in accordance with the terms of the New Wells Fargo 1999 Deferral Plan for Directors. After a Retirement Conversion Amount is credited under the New Wells Fargo l999 Deferral Plan for Directors in fulfillment of a Plan participant's election hereunder, neither the Plan participant nor his or her beneficiaries shall have any further right to any benefit under this Plan whatsoever.

                           VIII.  GENERAL PROVISIONS

     (A) The obligation to pay retirement or survivor benefits will at all times be an unfunded and unsecured obligation of the Corporation. The Corporation will not be under any obligation to invest any portion of its general assets in mutual funds, stocks, bonds, securities or other similar investments in order to accumulate funds for the satisfaction of its obligations under the Plan. The participant and his or her beneficiary must look solely and exclusively to the general assets of the Corporation for the payment of the participant's benefits.

     (B) The Board may at any time amend, suspend or terminate the Plan; provided, however, that such action may not adversely affect rights previously vested and non-forfeitable under the Plan.

     (C) A participant will have no right to alienate, pledge or encumber his interest in his or her benefits under the Plan, nor will such benefits be subject in any way to the claims of a participant's creditors or to attachment, execution or other process of law.

     (D) In the event of a participant's death following retirement, the balance of his or her retirement benefits, if any, will be paid to the participant's designated beneficiary or, in the absence of such designation, in accordance with the participant's will or the laws of descent and distribution. In

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the event of a beneficiary's death, the balance of his or her benefits, if any, will be paid in accordance with the beneficiary's will or the laws of descent and distribution. A participant may from time to time revoke his or her beneficiary designation and file a new beneficiary designation with the Board. All beneficiary designations must be on the form prescribed by the Board or its delegate.








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